Exhibit 10.2

                               Kaneb Services LLC


October 31, 2004

Mr. John R. Barnes
c/o Kaneb Services LLC 2435 N. Central Expressway
Suite 700
Richardson, Texas 75080

Dear Mr. Barnes:

     You are and have been a valuable and key employee of Kaneb Services LLC (the "Company") and/or one or more of its Subsidiaries (as hereinafter defined). The Company recognizes that an attempt to effect a major change in the control of the Company could have a disturbing and disruptive adverse effect upon you and your employment relationship. In writing this letter to you, management of the Company is endeavoring to foster and encourage your continued attention and dedication to your assigned duties in the face of potentially disturbing circumstances. This letter agreement amends and restates that certain letter agreement dated June 29, 2001 in its entirety. Accordingly, the Company agrees, in consideration of your continued service, as follows:

     In the event a third party begins a tender or exchange offer, initiates a proxy contest or takes other steps to effect a Change of Control (as hereinafter defined) of the Company, the Company will pay to an escrow account established at any appropriate banking or trust institution selected by the Company ("Bank") an amount equal to 299% of your Annual Base Salary. The escrow account will be governed by a standard form of escrow agreement, an actual copy of which will be furnished to you upon its execution and funding. In addition, the Company will pay into escrow any incentive compensation amounts accrued or earned to which you are then entitled otherwise than as a result of Change of Control. Annual Base Salary shall mean your average annual base salary, whether or not any such amounts have been deferred pursuant to a deferred compensation plan of the Company or any of its Subsidiaries, for the most recent five taxable years ending before the Change of Control, or for such shorter period in the event your employment with the Company is less than five years. The amounts so deposited with Bank are collectively referred to as Escrowed Funds.

     Thereafter, you agree that you will not voluntarily leave the employ of the Company and all of its Subsidiaries and will perform the services of your office until the third party has abandoned or terminated efforts to effect a Change of Control or until a Change of Control has occurred. In the event a Change of Control occurs, and your employment by the Company and all of its Subsidiaries terminates, voluntarily or involuntarily, for any reason, you shall be paid the Escrowed Funds upon your written demand. In the event such Change of Control is supported and endorsed by management of the Company, you agree, upon written request of the Board of Directors of the Company, to assist, for a period of ninety (90) days from the date of Change of Control, in the orderly transition of management of the Company, provided the Company shall pay any expenses you incur in connection with such assistance.

     For the purposes of this letter, a "Change of Control" shall be deemed to have taken place if: (i) a third person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of Member Interests (as defined in the Limited Liability Company Agreement of Kaneb Services LLC) of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, restructure or proceeding under the bankruptcy laws, sale or assets or contested election, or any combination of the foregoing transactions, the persons who are directors of the Company before the transaction cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; or (iii) as a consequence of a tender or exchange offer or a proxy contest or third party consent solicitation, a majority of the fair market value of the assets of the Company are distributed to the Company's securities holders.

     For the purposes of this letter, a "Subsidiary" means, with respect to the Company, (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by the Company, by one or more wholly owned subsidiaries of the Company or by the Company and one or more wholly owned subsidiaries of the Company, (ii) a partnership in which the Company or a wholly owned subsidiary of the Company is, at the date of determination, a general or limited partner of such partnership, but only if the Company or its wholly owned subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution or (iii) any other entity (other than a corporation or partnership) in which the Company, a wholly owned subsidiary of the Company or the Company and one or more wholly owned subsidiaries of the Company, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such entity.

     The Company may withdraw the Escrowed Funds held in the escrow account if one year elapses from the date of deposit by the Company of said Escrowed Funds into the escrow account and if no written demand for payment has been made by you during said one year period. If, prior to the expiration of said one year period, there shall occur another event of the type set forth in the preceding paragraph, the Company will not be required to make an additional deposit of Escrowed Funds, but the one year period described herein shall be deemed to commence on the date of the occurrence of the last such event; provided however, if a period of six (6) months has expired from the date of the initial deposit of Escrowed Funds, any incentive compensation to which you are entitled shall be recomputed pursuant to the terms of the applicable incentive compensation plan and an appropriate deposit or withdrawal adjustment based upon such recomputed incentive compensation shall be made.

     The Company shall pay the usual and customary charges of the Bank for acting as escrow agent. The Company will be entitled to the payment of any and all interest and other income earned by the Bank through the investment of the Escrowed Funds.

     The obligations of the Company contained herein shall be binding upon the Company and upon its successors and assigns. Your rights to receive Escrow Funds are personal to you and may not be assigned.

     If your employment with the Company and all of its Subsidiaries should terminate for any reason prior to the occurrence of the Change of Control events described above, this agreement shall terminate and the Company will have no further obligation to you hereunder.

     All amounts payable to you under this Agreement or otherwise will be subject to applicable withholding of income, wage and other taxes to the extent required by applicable law.

     If you are in agreement with the foregoing, please indicate your acceptance by executing and returning a copy of this letter to my attention. A duplicate original is enclosed for your files.

                                       Very truly yours,

                                       KANEB SERVICES LLC


                                       By:  //s//  HOWARD C. WADSWORTH
                                          --------------------------------------
                                       Name:  Howard C. Wadsworth
                                       Title: Vice President, Treasurer and
                                                 Secretary

AGREED and ACCEPTED this 31st day of October, 2004:




   //s//  JOHN R. BARNES
----------------------------------
John R. Barnes